EXHIBIT 99.1

BERING EXPLORATION SIGNS AN EXPLORATION AGREEMENT FOR THE DEVELOPMENT OF WEST TEXAS PROSPECTS

HOUSTON--(PR NEWSWIRE) February 14, 2011 – Bering Exploration, Inc., (Pink Sheets: BERX) announced today that it has signed a three year exclusive exploration agreement with Glaux Oil & Gas, LLC (Glaux) for the development of numerous leads and prospects in approximately 500,000 gross acres in West Texas.  Glaux has identified approximately 25 leads and prospects in the area and will work exclusively with Bering to develop these prospects using Glaux’s access to exploratory leads that were identified using a proprietary aeromagnetic survey and other advanced oil finding technologies such as telluric and seismic.  Subject to the terms of the agreement, once each of these prospects is developed Bering will be able to choose whether or not to lease the mineral rights and proceed to the drilling of the prospect.

 “This exclusive agreement gives Bering a steady supply of new prospects that have been identified using very unique technology,” stated Steven Plumb, Chief Financial Officer of Bering.  “We are incorporating several exciting technologies that we believe will allow us to reduce the risks inherent in the drilling and production of oil and gas wells.

About Bering Exploration, Inc.

Headquartered in Houston, Texas, Bering Exploration, Inc. is an independent oil and natural gas company that focuses on indentifying, evaluating, developing and acquiring potential natural gas and oil wells in the Gulf Coast onshore region. Additional information about Bering can be found on the web at www.beringexplore.com.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements and are based upon assumptions that management believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, leasing of the target acreage, fluctuations in oil and gas prices, access to acquisition and development capital, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. For additional information about Bering's future business and financial results, refer to Bering's Quarterly Reports on Form 10-QSB and Annual Report on Form 10-KSB and other reports, which are on file with the Securities and Exchange Commission. Bering undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

Contact:
Bering Exploration, Inc., Houston
Steven Plumb, 713-780-0806
Investors@beringexplore.com